Exhibit 10.19

CAMBIUM NETWORKS CORPORATION

2019 SHARE INCENTIVE PLAN

Restricted Share Award Notice

[Name of Holder]

You have been awarded restricted shares of Cambium Networks Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), pursuant to the terms and conditions of the Cambium Networks Corporation 2019 Share Incentive Plan (the “Plan”) and the Restricted Share Award Agreement (together with this Award Notice, the “Agreement”). This Award is granted in exchange for the unvested Class B Units held by the Holder in Vector Cambium Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership, under the Second Amended and Restated Limited Partnership Agreement, dated as of June 23, 2012 (as amended as of June 19, 2013, October 14, 2014 and April 2, 2015). Copies of the Plan and the Restricted Share Award Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Restricted Shares:	You have been awarded [____] restricted ordinary shares of the Company, par value $0.0001 per share, subject to adjustment as provided in Section 6.2 of the Agreement.

Grant Date:	[____________________, _____]

Vesting Schedule:	Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Holder, the Award shall vest on the date on which the Compensation Committee of the Board of Directors of the Company certifies the achievement of the 2019 performance goals relating to revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) in accordance with the schedules set forth below and provided that Holder is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (i) employed by the Company or any of its Subsidiaries, (ii) serving as a Non-Employee Director or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including such date.

2019 Revenue (weighted [50]%)(1)

Performance Goal	Vesting Level(2)

Threshold - $[____________]	[_____]%

Target - $[____________]	100%

2019 EBITDA (weighted [50]%)(3)

Performance Goal	Vesting Level(1)

Threshold - $[____________]	[_____]%

Target - $[____________]	100%

(1)	Revenue is measured as follows: [UPDATE TO NOTE ANY ADJUSTMENTS TO REVENUES.]
(2)	Vesting between performance levels will be determined on a straight line interpolation basis, with no payout for performance below [________].
(3)	EBITDA is measured as follows: [________________]

CAMBIUM NETWORKS CORPORATION

By:

Name:
Title:

2

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Cambium Networks Corporation, I hereby acknowledge receipt of the Agreement and the Plan, accept the Award granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Holder

Date

Signature Page to Restricted Share Agreement

CAMBIUM NETWORKS CORPORATION

2019 SHARE INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

Cambium Networks Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Cambium Networks Corporation 2019 Share Incentive Plan (the “Plan”), a restricted share award (the “Award”) for the number of ordinary shares of the Company, par value $0.0001 per share (“Shares”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). This Award is granted in exchange for the unvested Class B Units held by the Holder in Vector Cambium Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership, under the Second Amended and Restated Limited Partnership Agreement, dated as of June 23, 2012 (as amended as of June 19, 2013, October 14, 2014 and April 2, 2015). Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder (a) accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepts this Agreement within the Holder’s share plan account with the Company’s share plan administrator according to the procedures then in effect), (b) if required by the Company, executes and returns one or more irrevocable stock powers to facilitate the transfer to the Company (or its assignee or nominee) of all or a portion of the Shares if any Shares are forfeited pursuant to Section 4 or if required under applicable laws or regulations and (c) agrees to abide by all administrative procedures established by the Company or its share plan administrator, including any procedures requiring the Holder to notify the Company of any proposed sale of any Shares acquired upon the vesting of this Award. As soon as practicable after the Holder has executed such documents and returned them to the Company, the Company shall cause to be issued in the Holder’s name the total number of Shares subject to the Award. In addition, in the event that the Company’s initial public offering of the Shares (the “IPO”) does not close on or before [___________ __, 2019], this Award shall be forfeited as of such date and the Holder will at such time continue to hold the unvested Class B Units held by the Holder in Vector Cambium Holdings (Cayman), L.P. for which the Shares received hereunder were exchanged.

2. Rights as a Shareholder. Except as otherwise provided in this Agreement, the Holder shall have all rights as a holder of the Shares subject to the Award, including, without limitation, the right to receive dividends and other distributions thereon, and the right to participate in any capital adjustment applicable to all holders of Shares unless and until such Shares are forfeited pursuant to Section 4 hereof; provided, however, that (i) the Holder shall not be entitled to vote the Shares subject to the Award until such Shares become vested pursuant to Section 4.1, (ii) each distribution with respect to Shares that is a share dividend or share split, shall be delivered to the Company (and the Holder shall, if requested by the Company, execute and return one or more irrevocable stock powers related thereto) and shall be subject to the same restrictions as the Shares with respect to which such dividend or other distribution was made, and (iii) any other distribution with respect to Shares (including, without limitation, a regular cash dividend) shall be held by the Company and a “Reserve Amount” shall be created on the books and records of the Company with respect to such Shares subject to the Award (or the Reserve Amount with respect to such Shares shall be increased, if a Reserve Amount already exists with respect to such Shares) in an amount equal to the amount so retained by the Company in respect of such Shares. If a Share subject to the Award subsequently becomes no longer restricted, the Reserve Amount attributable for such Share shall be distributed, within 60 days of vesting, without interest, to the holder of such Share, and if an unvested Share is forfeited, the Reserve Amount attributable to such unvested Share shall be cancelled.

3. Custody and Delivery of Shares. The Shares subject to the Award shall be held by the Company or by a custodian in book entry form, with restrictions on the Shares duly noted, until such Award shall have vested, in whole or in part, pursuant to Section 4 hereof. Alternatively, in the sole discretion of the Company, the Company shall hold a certificate or certificates representing the Shares subject to the Award until such Award shall have vested, in whole or in part, pursuant to Section 4 hereof. After all or any portion of the Award shall have vested pursuant to Section 4 hereof, the Company shall, subject to Section 6.1 hereof, transfer the vested Shares on its books or deliver the certificate or certificates for the vested Shares, as applicable, to a brokerage account in the name of the Holder as designated by the Holder, which transfer to the brokerage account shall occur (i) on the second business day after the Company receives a request for such transfer from the Holder, or (ii) in the absence of such request from the Holder, automatically on the last day of each calendar month after the Grant Date. If the Company delivers certificate(s) for the vested Shares pursuant to the foregoing sentence, the Company shall also destroy the stock power or powers relating to such vested Shares delivered by the Holder pursuant to Section 1 hereof; provided that, if such stock power or powers also relate to unvested Shares, the Company may require, as a condition precedent to delivery of any certificate pursuant to this Section 3, the execution and delivery to the Company of one or more stock powers relating to such unvested Shares.

4. Restriction Period and Vesting.

4.1. Performance-Based Vesting Conditions. Except as otherwise provided in this Section 4, the Award shall vest in accordance with the vesting schedule set forth in the Award Notice if, and only if, (a) the performance-based vesting conditions set forth in the Award Notice are achieved and (b) the Holder is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (i) employed by the Company or any of its Subsidiaries; (ii) serving as a Non-Employee Director or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including such date. The period of time prior to the vesting shall be referred to herein as the “Restriction Period.”

4.2. Termination by the Company or by the Holder. Except as set forth in any employment or other agreement between the Company or any of its Subsidiaries and the Holder, if the Holder’s employment with the Company terminates prior to the end of the Restriction Period (a) by the Company for any reason or (b) by the Holder by reason of the Holder’s resignation from employment for any reason, then the portion of the Award that was not vested immediately prior to such termination of employment shall be immediately forfeited by the Holder and cancelled by the Company.

4.3. Change in Control. In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control), the Award shall vest as of the date of the Change in Control.

5. Transfer Restrictions and Investment Representation.

5.1. Nontransferability of Award. During the Restriction Period, the Shares subject to the Award and not then vested may not be offered, sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Holder or be subject to execution, attachment or similar process other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such shares shall be null and void.

5.2. Investment Representation. The Holder hereby represents and covenants that (a) any Share acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the date of vesting of any Shares hereunder or (ii) is true and correct as of the date of any sale of any such Share, as applicable. As a further condition precedent to the delivery to the Holder of any Shares subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

5.3. Legends. The Holder understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF A RESTRICTED SHARE AGREEMENT ENTERED INTO

BETWEEN THE REGISTERED OWNER AND CAMBIUM NETWORKS CORPORATION. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICES OF, AND WILL BE MADE AVAILABLE FOR A PROPER PURPOSE BY, THE CORPORATE SECRETARY OF CAMBIUM NETWORKS CORPORATION.

5.4. Stop-Transfer Notices. The Holder agrees that in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

5.5. Refusal to Transfer. The Company shall not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

6. Additional Terms and Conditions of Award.

6.1. Withholding Taxes. (a) As a condition precedent to the delivery of the Shares at such time as required by Section 6.8, the Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

(b) The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) authorizing the Company to withhold whole Shares which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (iv) any combination of (i), (ii) and (iii). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such higher amount as elected by the Holder and which does not raise adverse accounting consequences). Any fraction of a Share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No Share or certificate representing a Share shall be delivered until the Required Tax Payments have been satisfied in full.

6.2. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of Shares to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of the Holder. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.3. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of Shares hereunder, the Shares subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.4. Delivery of Shares. Subject to Section 6.1, upon the vesting of the Award, in whole or in part, the Company shall deliver or cause to be delivered to the Holder the vested Shares in accordance with Section 3. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 6.1.

6.5. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

6.6. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

6.7. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

6.8. Taxation; Section 83(b) Election. The Holder understands that the Holder is solely responsible for all tax consequences to the Holder in connection with this Award. The Holder represents that the Holder has consulted with any tax consultants the Holder deems advisable in connection with the Award and that the Holder is not relying on the Company for any tax advice. By accepting this Agreement, the Holder agrees that, if the Holder is subject to U.S. taxation, the Holder shall make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in the form of Exhibit A attached hereto, to include in the Holder’s gross income the excess, if any, of the Fair Market Value of the unvested Shares subject to the Award as of such date over the Fair Market Value of the Class B Units exchanged for such Shares. The Holder further agrees to deliver the executed Section 83(b) election to the Company for filing with the Internal Revenue Service within five days following the date hereof.

6.9. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Cambium Networks Corporation, Attn: Share Administration, 3800 Golf Rd Ste 360, Rolling Meadows, IL 60008, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.10. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the Cayman Islands and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.11. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

6.12. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the Shares subject to this Award and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to such Shares, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder. Notwithstanding anything herein to the contrary, this Agreement does not supersede the Management Incentive Unit Grant Agreement between the Holder and Vector Cambium Holdings (Cayman), L.P. with respect to the Class B Units that vested prior to the IPO in accordance with the terms of such Management Incentive Unit Grant Agreement.

6.13. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

6.14. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.15. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

EXHIBIT A

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY

IN GROSS INCOME

IN YEAR OF TRANSFER UNDER CODE SECTION 83(b)

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include the value of the property described below in gross income in the year of transfer and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and social security number of the undersigned:

[Name]

[Address]

[Social Security Number]

2.

A description of the property with respect to which the election is being made: __________ ordinary shares, par value $0.0001 per share, of Cambium Networks Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands, granted to the undersigned as restricted shares.

3.	The date on which the property was transferred: ______ __, 20__. The taxable year for which such election is made: calendar 20__.

4.	The restrictions to which the property is subject: If the employment of the undersigned terminates prior to specified dates, the undersigned will forfeit the property transferred to the undersigned.

5.	The fair market value on _____________, 20__ of the property with respect to which the election is being made: $_____ per share.

6.	The amount paid for such property: $_____ per share.

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(d).

Dated: ________ __, 20__	«Name»